Exhibit 99.2

CONSENT OF GREENHILL & CO., LLC

We hereby consent to (i) the use of our opinion letter, dated May 1, 2005, to the Board of Directors of MCI, Inc. (the “Company”) included as Annex B to the Joint Proxy Statement/Prospectus which forms a part of Pre-Effective Amendment No. 6 to the Registration Statement on Form S-4 relating to the proposed merger between the Company and a wholly owned subsidiary of Verizon Communications Inc., and (ii) the references to such opinion in such Joint Proxy Statement/Prospectus. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the aforementioned Pre-Effective Amendment No. 6 to the Registration Statement. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

GREENHILL & CO., LLC

By:	/s/ Ulrika Ekman
Name: Ulrika Ekman Title: Managing Director and General Counsel

August 31, 2005